Exhibit 99


BEST SELLERS IMPROVE THE BOOKS

BERKELEY DISTRIBUTOR PENS SUCCESS STORY
Daniel S. Levine

A promiscuous Frenchwoman and a flatulent dog helped propel a Berkeley business to its best month in its 25-year history.

Publishers Group West, a leading distributor for independent publishers, is getting a big boost from having four of its books land on the New York Times bestseller list in August. They include "The Sexual Life of Catherine M.," a memoir about the sexual escapades of a French art critic; "Ten Things I Learned from Bill Porter," the real life story of a door-to-door salesman with cerebral palsy; "The Four Agreements," a self-help book based on ancient Toltec wisdom; and "Perpetual War for Perpetual Peace," a collection of essays by novelist Gore Vidal.

The company also has another five titles on one or more best seller lists of the Los Angeles Times, San Francisco Chronicle, Publishers Weekly and Book Sense, ranging from teenage author Nick McDonnell's "Twelve" to the children's book "Walter the Farting Dog."

"What we're seeing right now is part of the maturation process. We are now a respected, major player." said Charlie Winton, founder and CEO of Publishers Group West. "It's always amusing when you have a little bit of a hot streak. You've got to make everything you can out of it."

The success for the company, which expects to see sales hit about $150 million in fiscal 2003, up from approximately $125 million a year ago, comes during a time of big change.

In January, San Diego-based Advanced Marketing Services Inc. bought Publishers Group West for $38.5 million in cash and now operates it as a wholly-owned subsidiary. The deal was built on efforts by Advanced Marketing Services to diversify its business beyond the warehouse clubs, where it is the dominant book supplier. It also provides needed capital for Publishers Group West to expand its business internationally.

"It furthers our goal of putting together the first global distribution network. All those good things a distribution company can do for a company have really been limited to specific countries," said Mike Nicita, CEO and president of Advanced Marketing Services in San Diego. "It's been difficult to find someone who can provide distribution service in the United States and not have to find someone else for Mexico, Asia and Europe. We are on the cusp of being the first company to provide those services globally and PGW is the linchpin in that global strategy."

INKING OUT DEALS

Founded in 1976, Publishers Group West created a unique niche in the publishing world. The company provides independent publishers with distribution, sales, marketing, customer service, warehousing and billing, allowing them to compete against the major publishing houses on an equal footing.

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"They've been the largest distributor of books for independent publishers probably since they started. They invented this category," said Jim Milliot, senior editor for business and news at the trade magazine Publishers Weekly. "For a long time larger publishers distributed books for other companies, but until PGW came along, no one really tried to make a business out of it. That's their claim to fame."

The company today represents about 120 independent publishers with more than 15,000 titles. A handful of those houses, though, account for more than half of the company's business.

"What they are good at is marketing independent niche presses. That's what we are. We publish primarily for the gay and lesbian market and do a lot of books on sexuality and a lot of collections of erotica. These are really niche titles," said Felice Newman, publisher of Ceisu Press Inc. in San Francisco. "They help us get our books in stores that would otherwise be beyond our reach. The chains and large independent book stores don't have time to talk to a thousand different publishers and they are very well regarded in the trade, and that pays off for us."

Though Publishers Group West is a distributor that sells both to wholesalers and retailers, in many ways it acts like a major publishing house, producing a single catalogue of a diverse range of titles from all of the publishers it represents. If it were a publishing house, it would rank among the top 10, which provides the small houses it represents with the muscle of a much larger firm.

"It gives us the clout of Random House," said Marc Allen, founder and publisher of New World Library in Novato, which has worked with Publishers Group West since 1979. "We can go with Random House distribution now, or another big publisher, but we stay with PGW because we get better representation and distribution."

Karen Jenkins Holt, managing editor of Book Publishing Report, a weekly newsletter covering the book publishing industry, said the acquisition by Advanced Marketing opens a lot of doors for Publishers Group West and should provide better opportunities for growth now that its business has matured in the U.S. market.

"They are going to expand pretty aggressively overseas," she said. "Becoming part of AMS does create a lot of opportunities for growth."

DANIEL S. LEVINE COVERS THE BAY AREA ECONOMY FOR THE SAN FRANCISCO BUSINESS
TIMES.

(C) 2002 AMERICAN CITY BUSINESS JOURNALS INC.